UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100
Not Applicable
(Former name or former address, if changed since last report.)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	BASX*	The OTCQX Best Market*
* Until December 2, 2019, Basic Energy Services, Inc.’s common stock traded on the New York Stock Exchange under the symbol “BAS”. On December 3, 2019, Basic Energy Service, Inc.’s common stock began trading on the OTCQX® Best Market tier of the OTC Markets Group Inc. Deregistration under Section 12(b) of the Act became effective on March 16, 2020.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 30, 2020, Basic Energy Services, Inc. (“Basic” or the “Company”) adopted the Key Employee Retention Bonus Plan (the “Executive Retention Plan”), the terms of which were previously approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), to implement a retention program for certain senior level employees. As previously disclosed, the Committee and the Board approved the enactment of the Executive Retention Plan in recognition of the significant benefits to the Company in retaining such key employees to continue their respective employment relationships with the Company and assisting the Company by performing their respective duties throughout the retention period.
The Executive Retention Plan includes an aggregate amount of $2,000,000, comprised of two time-based cash payments to ten of the Company’s executive officers (the “Eligible Executives”) beginning on May 1, 2021 with the second payment on January 1, 2022. Under the Executive Retention Plan, the following Eligible Executives each will be paid the following aggregate amounts if they satisfy the conditions for payment: Keith Schilling, the Company’s President and Chief Executive Officer, $450,000; Adam Hurley, the Company’s current Executive Vice President, Operations who will become the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary effective October 10, 2020, $250,000; and James Newman, the Company’s current Senior Vice President, Agua Libre Midstream who will become the Company’s Executive Vice President, Operations effective October 10, 2020, $250,000. The seven remaining Eligible Executives will be paid an aggregate amount of $1,050,000. As previously disclosed, on September 28, 2020, David S. Schorlemer, the Company’s current Executive Vice President, Chief Financial Officer, Treasurer and Secretary notified the Company and its Board of his decision to voluntarily resign from his positions with the Company and will serve in such capacities until October 9, 2020. Mr. Schorlemer therefore is not eligible to participate in the Executive Retention Plan.
In order to receive such payments, the Eligible Executives must remain employed at the Company or an affiliate through the day prior to the respective payment date. If an Eligible Executive ceases to be employed at the Company or an affiliate on account of a “qualifying termination” (which is defined in the Executive Retention Plan to mean an involuntary termination by the Company without cause or a termination due to death or disability) before the end of the retention period, the Company shall pay such Eligible Executive on the next business day following the termination date any unpaid portion of the retention bonus allocated to such Eligible Executive. The retention period commenced on September 30, 2020 and will end on December 31, 2021.
On September 30, 2020, the Company entered into Participation Agreements under the Executive Retention Plan with each Eligible Executive, which bind each Eligible Executive to the terms and conditions of the Executive Retention Plan.
The forgoing description of the Executive Retention Plan is qualified in its entirety by reference to the full text of the Executive Retention Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1		Key Employee Retention Bonus Plan, dated September 30, 2020.*

*	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: October 5, 2020	By:	/s/ Keith L. Schilling
	Name:	Keith L. Schilling
	Title:	President, Chief Executive Officer and Director
(Principal Executive Officer)